Exhibit 99(a)(23)

MANNING & NAPIER FUND, INC.

ARTICLES OF AMENDMENT

MANNING & NAPIER FUND, INC. (the “Corporation”), a corporation organized under the laws of the State of Maryland, having its principal place of business at 290 Woodcliff Drive, Fairport, New York 14450, does hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

SECOND: As permitted by and in accordance with the Articles of Incorporation of the Corporation and Sections 2-208.1 and 2-105(c) of the Maryland General Corporation Law, the Corporation’s Board of Directors (the “Board”) on February 1, 2008 adopted resolutions for the purpose of permitting the Board of Directors of the Fund (the “Board”), without shareholder approval, to allow newly created portfolios of the Fund (“New Portfolios”) and, subject to prior authorization by the requisite shareholder vote, existing portfolios of the Fund (“Existing Portfolios”) to reorganize, consolidate or merge with one or more other portfolios of the Fund by vote of a majority of Directors then in office and without the approval of shareholders of any portfolio;

THIRD: There are no shares of stock of the New Portfolios outstanding and entitled to vote on the proposed amendment to the Articles;

FOURTH: The amendment to the Charter provides that shareholders of a Existing Portfolio must approve the amendment to the Articles prior to such amendment taking effect with respect to such Existing Portfolio; and

FIFTH: As permitted by and in accordance with the Articles of Incorporation of the Corporation and Section 2-605 of the Maryland General Corporation Law, a majority of the Corporation’s Board on February 1, 2008 adopted resolutions for the purpose of redesignating certain classes of the Company’s common stock, as set forth below:

SIXTH: That the Articles of the Fund be, and they hereby are, amended, effective upon the requisite filing with the State of Maryland, to add Article TENTH as follows:

TENTH: Any one or more classes of the Corporation established by the Board of Directors on or after the effective date of this Article TENTH or any class of the Corporation which, as of such date, has no shares of capital stock issued or outstanding may, either as the successor, survivor or non-survivor, reorganize, consolidate or merge with one or more other classes of the Corporation. Any such reorganization, consolidation or merger shall be pursuant to the terms and conditions specified in an agreement and plan of reorganization authorized and approved by the Board of Directors and entered into by the relevant classes in connection therewith. In addition, such reorganization, consolidation or merger may be authorized by vote of a majority of the

Directors then in office and, to the extent permitted by applicable law, without the approval of stockholders of any class. Any class created prior to the effective date of this Article TENTH may elect to be governed by the provisions set forth in this Article TENTH; provided that, such election is authorized by the vote of the stockholders holding a majority of the shares of capital stock entitled to vote upon such matter.

SEVENTH: In accordance with Sections 2-603 and 1-301 of the MGCL, the officers of the Fund be, and they hereby are, authorized and directed to prepare, execute and file Articles of Amendment to the Fund’s Articles with the State of Maryland to effect the above resolution, and to take all other action and execute all other documents which they may deem to be necessary or appropriate, the necessity or propriety thereof being conclusively proven by the action taken by such officer, to effectuate the foregoing resolution, and to carry out the purposes thereof.

EIGHT: Pursuant to the requirements of Section 2-607 of the Maryland General Corporation Law, these Articles of Amendment are limited to changes expressly authorized by Section 2-605 and Section 2-105(c) of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, MANNING & NAPIER FUND, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 1st day of February, 2008.

MANNING & NAPIER FUND, INC.

By:	/s/ B. Reuben Auspitz
B. Reuben Auspitz
President

[SEAL]

Attest:

/s/ Jodi Hedberg
Jodi Hedberg
Secretary

THE UNDERSIGNED, Vice President of Manning & Napier Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ B. Reuben Auspitz
B. Reuben Auspitz
President